Exhibit 10.1

$800,000,000

CREDIT AGREEMENT

dated as of
December 21, 2021

among

MARTIN MARIETTA MATERIALS, INC.,

The LENDERS from Time to Time Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and an Issuing Lender,

The Other Issuing Lenders from Time to Time Party Hereto

And

DEUTSCHE BANK SECURITIES INC.,
PNC BANK, NATIONAL ASSOCIATION,
TRUIST BANK
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents

COMERICA BANK,
FIRST HORIZON BANK,
MUFG BANK, LTD.,
THE NORTHERN TRUST COMPANY
and
REGIONS BANK,
as Documentation Agents

JPMORGAN CHASE BANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
PNC CAPITAL MARKETS LLC,
TRUIST SECURITIES, INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

COMMITMENT SCHEDULE

SCHEDULE I	–	Pricing Schedule
SCHEDULE II	–	Commitment Schedule
SCHEDULE III	–	Existing Letters of Credit
SCHEDULE 2.16	–	Issuing Lenders

EXHIBIT A	–	Note
EXHIBIT B	–	[Reserved]
EXHIBIT C	–	[Reserved]
EXHIBIT D	–	[Reserved]
EXHIBIT E	–	Assignment and Assumption Agreement
EXHIBIT F	–	Compliance Certificate
EXHIBIT G	–	Exemption Certificate

v

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of December 21, 2021 among MARTIN MARIETTA MATERIALS, INC., the LENDERS and ISSUING LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and an Issuing Lender.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  The following terms, as used herein and in any Exhibit or Schedule hereto, have the following meanings:

“Accepting Lender” has the meaning set forth in Section 9.07(c).

“Additional Lender” means any Person not theretofore a Lender that becomes a party to this Agreement pursuant to an amendment as contemplated by Section 9.07(b).

“Adjusted LIBO Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the London Interbank Offered Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent with a copy to the Borrower duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Person” has the meaning set forth in Section 9.04(d).

“Agents” means the Administrative Agent, the Syndication Agents and the Documentation Agents.

“Agreement” means this Credit Agreement as it may be amended from time to time.

“Anti-Corruption Laws” has the meaning set forth in Section 4.16.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any Subsidiary is located or doing business that relate to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Base Rate Margin” means the Base Rate Margin determined in accordance with the Pricing Schedule.

“Applicable Euro-Dollar Margin” means the Euro-Dollar Margin determined in accordance with the Pricing Schedule.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Percentage” means, for any Lender and at any time, the percentage of the Total Commitments represented by such Lender’s Commitment; provided that (i) for purposes of Section 2.17, if at any time a Defaulting Lender shall exist, “Applicable Percentage” shall mean, for any Non-Defaulting Lender at such time, the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment and (ii) for purposes of Section 2.16, the “Applicable Percentage” of any Lender with respect to any Letter of Credit Liabilities shall be adjusted to give effect to any reallocations thereof pursuant to Section 2.17.  If the Commitments have been terminated in full or have expired, the Applicable Percentages shall be determined based upon the Commitments in effect immediately prior to such termination or expiration, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Electronic Platform” has the meaning assigned to it in Section 7.06(a).

“Arrangers” means JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., PNC Capital Markets LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint bookrunner hereunder.

“Assignee” has the meaning set forth in Section 9.08(c).

“Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit E hereto, under which an interest of a Lender hereunder is transferred to an Assignee pursuant to Section 9.08(c) hereof.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such

Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate on such day, (ii) the NYFRB Rate in effect on such day plus ½ of 1% and (iii) the Adjusted LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.02 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.02(b)), then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.16(c)(ii) or Article 8.

“Benchmark” means, initially, the London Interbank Offered Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the London Interbank Offered Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 8.02.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice,  on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Euro-Dollar Business Day,” the definition of “Domestic Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 8.02(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Domestic Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Domestic Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.02 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “ employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “ plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “ employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Martin Marietta Materials, Inc., a North Carolina corporation.

“Borrower’s Securitization Facility” means, collectively, (i) the Credit and Security Agreement, dated as of April 19, 2013, by and among Martin Marietta Funding LLC, as borrower, the Borrower, as servicer, Truist Bank, as successor by merger to SunTrust Bank, as administrative agent, and Truist Bank, as successor by merger to SunTrust Bank, and each financial institution from time to time a party thereto, as lenders, and (ii) any other accounts receivable based revolving facility under which financing is provided to the Borrower or any of its Subsidiaries.

“Borrowing” has the meaning set forth in Section 1.03.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Lenders, as collateral for the Letter of Credit Liabilities, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders.  Such cash and deposit account balances are referred to herein, collectively, as the “Cash Collateral”.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.

“Change in Law” means, for purposes of Section 8.01 and Section 8.03, the adoption of any applicable law, rule or regulation (including any new or additional regulations issued under, or implementing, any existing law to the extent of any new or additional requirements thereunder), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Commitment” means, for any Lender and at any time, its commitment hereunder to make Revolving Loans and purchase participations in Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (i) changed from time to time pursuant to Section 2.12, Section 9.07(b) or Section 9.08(c) and (ii) as established or increased from time to time pursuant to Section 2.18.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Communications” has the meaning set forth in Section 7.06(c).

“Consolidated Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries (including, whether or not included as indebtedness of the Borrower or its Consolidated Subsidiaries under GAAP, the principal amounts outstanding under the Borrower’s Securitization Facility), determined on a consolidated basis as of such date; provided, that (x) at any date on which there are no Revolving Loans outstanding and no principal amounts are outstanding under the Borrower’s Securitization Facility, Consolidated Debt shall be reduced in an amount equal to the lesser of (a) $500,000,000 and (b) the sum of the unrestricted cash and Temporary Cash Investments of the Borrower and its Consolidated Subsidiaries, (y) Consolidated Debt shall exclude any Specified Acquisition Debt during the applicable Specified Acquisition Period and (z) Consolidated Debt shall exclude any Debt outstanding on any date of determination which is to be refinanced, repurchased or purchased, redeemed or otherwise repaid (any such Debt, “Refinanced Debt”) with the net proceeds of Debt that has been issued or incurred and is included in the determination of Consolidated Debt (any such Debt, “Refinancing Debt”); provided, that the amount of Refinanced Debt that is excluded from the determination of Consolidated Debt shall not exceed the amount of Refinancing Debt that is included in the determination of Consolidated Debt.

“Consolidated EBITDA” means, for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) consolidated interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) depletion expense, (f) stock based compensation expense and (g) any losses or expenses from any unusual or otherwise non-recurring items as reasonably determined by the Borrower; provided that the aggregate amount of cash losses and expenses arising from any such unusual or otherwise non-recurring items included pursuant to this clause (g) shall not exceed $50,000,000 for any period of four consecutive fiscal quarters, and minus (x) consolidated interest income and (y) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual or otherwise non-recurring items as reasonably determined by the Borrower, in each case determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP and in the case of items (a) through (g) and items (x) and (y), to the extent such amounts were included in the calculation of net income.  For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

“Consolidated Net Worth” means at any date the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries which would be reported on the consolidated balance sheet of the Borrower as total shareholders’ equity, determined as of such date.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate principal amount of its Loans at such time plus its Letter of Credit Liabilities at such time.

“Credit Party” means the Administrative Agent, any Lender or any Issuing Lender.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles (subject to Section 1.02), (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, bank guarantee, surety bond or similar instrument which remain unpaid for two Domestic Business Days, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, provided that the amount of any such Debt which is not otherwise an obligation of such Person shall be deemed not to exceed the fair market value of such asset and (vii) all Debt of others guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) such Loan has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless, in the case of any Loan, such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding such Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become (or has a Parent that has become) the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any Derivatives Transactions.

“Derivatives Transaction” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Documentation Agents” means Comerica Bank, First Horizon Bank, MUFG Bank, Ltd., The Northern Trust Company and Regions Bank.  “Documentation Agent” means any of them, in their capacity as documentation agents in respect of this Agreement.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Early Opt-in Election” means, if the then-current Benchmark is the London Interbank Offered Rate, the occurrence of:

(1)
a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)
the joint election by the Administrative Agent and the Borrower to trigger a fallback from London Interbank Offered Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Institution” means any bank or other Person other than (i) a natural Person or (ii) a Defaulting Lender, provided that neither the Borrower nor any of its Subsidiaries or Affiliates may be an Eligible Institution.

“Environmental Laws” means any and all applicable federal, state and local statutes, regulations, ordinances, rules, administrative orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances, or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances, or hazardous wastes.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 4001(a)(14) of ERISA. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Group” includes any Person who was, as to the time of such past event or period of time, a member of the “ERISA Group” within the meaning of the preceding sentence.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means any Loan in respect of which interest is computed on the basis of a Euro-Dollar Rate.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the Credit Agreement dated as of December 5, 2016 (as amended by that certain Loan Modification No. 1 and Extension Agreement dated as of December 5, 2017, that certain Extension Agreement dated as of December 20, 2018, that certain Extension Agreement dated as of December 5, 2019 and as further amended, restated, supplemented or otherwise modified prior to the Effective Date) among the Borrower, the banks and issuing lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended version or successor provision that is substantively comparable and not materially more onerous to comply with), and any regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation or official interpretation thereof adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the London Interbank Offered Rate.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Impacted Interest Period” has the meaning assigned to it in the definition of “London Interbank Offered Rate”.

“Increasing Lender” has the meaning specified in Section 2.18.

“Indemnified Taxes” has the meaning set forth in Section 8.04(b).

“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that, (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day and (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the further proviso below, end on the last Euro-Dollar Business Day of a calendar month; provided further, that any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means any investment in any Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of such Person, or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, such Person.

 “Issuing Lender” means the Persons listed on Schedule 2.16 and any other Lender that may agree to issue Letters of Credit hereunder as provided in Section 2.16(g), in each case in its capacity as an issuer of a Letter of Credit hereunder.  An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  When used with respect to a particular Letter of Credit, “Issuing Lender” means the Issuing Lender that issued or is issuing such Letter of Credit.

“Johnson County Letter of Credit” means the Borrower’s existing letter of credit issued for the benefit of Johnson County, Kansas and any replacements thereof.

“Lender” means (i) each Person listed as a Lender on the signature pages hereof, (ii) each Additional Lender or Assignee that becomes a Lender pursuant to Section 9.07(b) or Section 9.08(c) and (iii) their respective successors.  Unless the context otherwise requires, each reference to a Lender (including without limitation in Article 7) shall include each Issuing Lender.

“Lender-Related Person” means any of the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons.

“Letter of Credit” means a letter of credit to be issued hereunder by an Issuing Lender in accordance with Section 2.16 and any existing letters of credit listed on Schedule III.

“Letter of Credit Commitment” means, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 2.16.  The amount of each initial Issuing Lender’s Letter of Credit Commitment is set forth on Schedule 2.16.

“Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s Applicable Percentage of the sum of (x) the amounts then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $50,000,000 and (b) the Total Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the revolving credit facility hereunder.

“Letter of Credit Termination Date” means the tenth day preceding the Termination Date.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date, taken as one accounting period.

 “Liabilities” mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Screen Rate” means, for any day and time, with respect to a Euro-Dollar Borrowing for any Interest Period or any determination of the Base Rate pursuant to clause (iii) of the definition thereof, the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate determined pursuant to the foregoing shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital or finance lease or other title retention agreement relating to such asset.

“Loan” and “Loans” mean and include each and every loan made by a Lender under this Agreement.

“Loan Document” means this Agreement, including without limitation, the schedules and exhibits hereto and any agreements entered into in connection herewith, including amendments, modifications or supplements thereto or waivers thereof, any Notes and any other documents prepared in connection with the other Loan Documents, if any.

“Loan Modification Agreement” has the meaning set forth in Section 9.07(c).

“Loan Modification Offer” has the meaning set forth in Section 9.07(c).

“London Interbank Offered Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period or any determination of the Base Rate pursuant to clause (iii) of the definition thereof, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the London Interbank Offered Rate shall be the Interpolated Rate; provided that if the London Interbank Offered Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its obligations, taken as a whole, under this Agreement or any of the Notes, (b) the validity or enforceability of this Agreement or any of the Notes or (c) the rights and remedies of any Lender or the Administrative Agent, taken as a whole, under this Agreement or any of the Notes.

“Material Debt” means, without duplication, Debt (other than the Loans) of the Borrower and/or one or more of its Restricted Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $250,000,000.

“Material Financial Obligations” means, without duplication, a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Restricted Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $250,000,000.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“New Lender” has the meaning set forth in Section 2.18.

“Non-Defaulting Lender” means, at any given time, any Lender that is not a Defaulting Lender at such time.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Revolving Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.13.

“Notice of Issuance” has the meaning set forth in Section 2.16(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Domestic Business Day, for the immediately preceding Domestic Business Day); provided that if none of such rates are published for any day that is a Euro-Dollar Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate signed by an officer of the Borrower.

“Other Taxes” has the meaning set forth in Section 8.04(c).

“Outstanding Committed Amount” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Loans made by it that are outstanding at such time and (ii) the aggregate amount of its Letter of Credit Liabilities at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Euro- Dollar borrowings by U.S.-managed banking offices of depositary institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Euro-Dollar Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person directly or indirectly controlling such Lender.

“Participant” has the meaning set forth in Section 9.08(b).

“Participant Register” has the meaning set forth in Section 9.08(b).

“Patriot Act” has the meaning set forth in Section 9.16.

“Payment” has the meaning set forth in Section 7.07(c).

“Payment Date” has the meaning set forth in Section 2.16(c).

“Payment Notice” has the meaning set forth in Section 7.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Amendments” has the meaning set forth in Section 9.07(c).

“Person” means any individual, firm, company, corporation, joint venture, joint-stock company, limited liability company or partnership, trust, unincorporated organization, government or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the schedule attached hereto identified as such.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” means, at any time, any manufacturing facility that is located in the United States, is owned by the Borrower or any of its Subsidiaries, and has a book value, net of any depreciation or amortization, pursuant to the then most recently delivered financial statements, in excess of 2.5% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Quarterly Date” means the last day of March, June, September and December in each year, commencing March 31, 2022.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the London Interbank Offered Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the London Interbank Offered Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 2.05.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse each Issuing Lender for any amount drawn under a Letter of Credit.

“Reimbursement Obligation Default” means, with respect to any Reimbursement Obligation, the failure by the Borrower to pay any Reimbursement Obligation on the date that it is due, provided that no Reimbursement Obligation Default shall arise with respect to such Reimbursement Obligation if such Reimbursement Obligation shall have been converted into Base Rate Loans pursuant to Section 2.16(c)(ii).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Replacement Revolving Credit Facility” has the meaning set forth in Section 9.07(b).

“Required Lenders” means at any time Lenders with more than 50% of the aggregate amount of the Credit Exposures at such time, subject to Section 2.17(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means each president, executive vice president, chief executive officer, chief financial officer, treasurer, secretary, general counsel or assistant general counsel, or any Person having comparable responsibilities with respect to such offices.

“Restricted Subsidiary” means (x) any Significant Subsidiary, (y) any Subsidiary that has substantially all of its property located in the United States and that owns a Principal Property and (z) other Subsidiaries from time to time designated, by the Borrower by notice to the Administrative Agent, as Restricted Subsidiaries as necessary such that at all times, based on the most recent financial statements delivered pursuant hereto, at the end of any fiscal quarter the book value of the aggregate total assets, net of depreciation and amortization and after intercompany eliminations,  of the Borrower and all of its Restricted Subsidiaries is not less than 85% of the consolidated total assets, net of depreciation and amortization and after intercompany eliminations, of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Retiring Lender” has the meaning set forth in Section 9.01(a).

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Sanctioned Country” means a country, region or territory which is itself the subject or target of any Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a)(i) an agency or instrumentality of the government of a Sanctioned Country, (ii) an entity owned or controlled by a Sanctioned Country or (iii) a Person located, organized or resident in a Sanctioned Country, (b) a Person that is named on the SDN List or on any other Sanctions-related list of designated Persons maintained by the U.S. government, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council, or (c) a Person directly or indirectly owned 50% or more or controlled by any Person or Persons described in the foregoing clauses (a) or (b), or (d) a Person that is otherwise the subject or target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including OFAC and the U.S. Department of State, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or the United Nations Security Council.

“SDN List” means OFAC’s list of Specially Designated Nationals and Blocked Persons.

“Significant Subsidiary” means a Subsidiary with a book value of total assets, net of depreciation and amortization and after intercompany eliminations, equal to or greater than 5% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“SOFR” means, with respect to any Domestic Business Day, a rate per annum equal to the secured overnight financing rate for such Domestic Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Domestic Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Acquisition” has the meaning set forth in Section 5.09.

“Specified Acquisition Debt” means any Debt incurred by the Borrower or any of its Consolidated Subsidiaries for the purpose of financing, in whole or in part, a Specified Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Debt of the Borrower, any of its Consolidated Subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds of such Debt to the Borrower and/or its Consolidated Subsidiaries is contingent upon the consummation of such Specified Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Specified Acquisition or if such Specified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and/or its Consolidated Subsidiaries in respect of such Debt) or (b) such Debt contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Debt to be redeemed or prepaid if such Specified Acquisition is not consummated by the date specified in the definitive documentation relating to such Debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Specified Acquisition is terminated in accordance with its terms prior to the consummation of such Specified Acquisition or such Specified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such Debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Specified Acquisition Period” means any period commencing with the date of the delivery of a written notice from the Borrower to the Administrative Agent specifying the incurrence or issuance by the Borrower or any Consolidated Subsidiary of Specified Acquisition Debt in connection with a Specified Acquisition and the date upon which any such Specified Acquisition Debt has been incurred or issued (a “Specified Acquisition Debt Notice”) to the earliest of (a) twelve months from the date such Specified Acquisition Debt Notice was delivered to the Administrative Agent, (b) the closing date of such Specified Acquisition or (c) the termination of the definitive documentation in respect of such Specified Acquisition.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentage shall include those imposed pursuant to Regulation D.  Euro-Dollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stop Issuance Notice” has the meaning set forth in Section 2.16(f).

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Syndication Agents” means Deutsche Bank Securities Inc., PNC Bank, National Association, Truist Bank and Wells Fargo Bank, National Association. “Syndication Agent” means any of them, in their capacity as syndication agents in respect of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investment” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s Financial Services LLC and P-1 by Moody’s Investors Service, Inc., (iii) bank deposits, checking accounts, money market deposits and time deposits with, including certificates of deposit issued by, any office of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) obligations of a municipality or its agency that are supported by a letter of credit from an office of a bank or trust company meeting the criteria set forth in clause (iii) above provided the holder of such obligations may compel the repurchase or resale of such obligations within a one month period, (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, and (vi) investment funds, substantially all of whose assets are invested in Investments of the character and quality described in clauses (i) – (v) of this definition; provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 8.02 that is not Term SOFR.

“Termination Date” means December 21, 2026.

“Total Commitments” means, at the time for any determination thereof, the aggregate amount of the Commitments at such time.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time and (ii) the aggregate amount of the Letter of Credit Liabilities of all Lenders at such time.

“Transferee” has the meaning set forth in Section 9.08(e).

“Type” when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising the Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.20.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined on an ongoing basis as of the then most recent valuation date for such Plan in accordance with the assumptions used for funding such Plan pursuant to Section 430 of the Code, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding the Commonwealths, territories and possessions of the United States.

“Withholding Agent” has the meaning set forth in Section 8.04(b).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant contained in Article 5 to eliminate the effect of any change after the date hereof in generally accepted accounting principles (which, for purposes of this proviso, shall include the generally accepted application or interpretation thereof) on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such covenant for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles is adopted by the Borrower, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided, further, that notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require (x) treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018 or (y) recognizing liabilities on the balance sheet with respect to operating leases under FAS 842.

Section 1.03.  Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period.  Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans)

Section 1.04. Interest Rates; LIBOR Notification.  The interest rate on Euro-Dollar Loans is determined by reference to the London Interbank Offered Rate, which is derived from the London interbank offered rate (“LIBOR”).   LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored.  There is no assurance that dates announced by the FCA will not change or that the administrator  of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published.  Each party to this agreement should consult its own advisors to stay informed of any such developments.  Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.  Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 8.02(b) and (c) provide the mechanism for determining an alternative rate of interest.  The Administrative Agent will promptly notify the Borrower, pursuant to Section 8.02(e), of any change to the reference rate upon which the interest rate on Euro-Dollar Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “London Interbank Offered Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 8.02(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 8.02(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the London Interbank Offered Rate or have the same volume or liquidity as did the London Interbank Offered Rate prior to its discontinuance or unavailability.

Section 1.05.  Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of

Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.06.  Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2
The Loans

Section 2.01.  Commitments to Lend.  During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in Dollars in amounts such that (i) such Lender’s Outstanding Committed Amount shall not exceed its Commitment and (ii) the Total Outstanding Amount shall not exceed the Total Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, prepay Revolving Loans to the extent permitted by Section 2.09 and reborrow at any time during the Revolving Credit Period under this Section.  Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02) and shall be made from the several Lenders in respective amounts equal to their respective Applicable Percentages of such Borrowing.

Section 2.02.  Notice of Borrowing.  The Borrower shall give the Administrative Agent notice in writing (a “Notice of Borrowing”) not later than 12:00 noon (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

 (i)          the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(ii)          the aggregate amount of such Borrowing;

(iii)          whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(iv)          in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03.  [Reserved].

Section 2.04.  Notice to Lenders; Funding of Loans.  (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall give each Lender participating therein prompt notice of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by Borrower.

(b)          Not later than 2:00 p.m. (New York City time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.02.  Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c)          Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of a payment made by a Lender, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment made by the Borrower, at the interest rate applicable to Base Rate Loans.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)          The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.

Section 2.05.  Registry; Notes.  (a) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) on which it will record the name and address of each Lender, each Commitment of and principal amounts (and stated interest) of each Lender, each Loan made by each Lender and each repayment of any Loan made by each Lender.  Any such recordation by the Administrative Agent on the Register shall be presumptively correct, absent manifest error and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b)          The Borrower hereby agrees that, promptly upon the request of any Lender at any time, the Borrower shall deliver to such Lender a Note, duly executed by the Borrower and payable to such Lender and its registered assigns and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made to the Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(c)          Each Lender shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Lender receiving a Note pursuant to this Section, if such Lender so elects in connection with any transfer or enforcement of any Note, may record on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that neither the failure of such Lender to make any such recordation nor any error therein shall affect the obligations of the Borrower hereunder or under any Note.  In the event of a conflict between any such recording and the Register, the Register should control absent manifest error.

Section 2.06.  Maturity of Loans; Amortization.  Each Revolving Loan shall mature, and the outstanding principal amount thereof shall be due and payable, on the Termination Date.

Section 2.07.  Interest Rates.  (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate plus the Applicable Base Rate Margin for such day.  Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date of such conversion.  Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)          Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Euro-Dollar Margin for such day plus the Adjusted LIBO Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof, and at maturity.

(c)          Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Applicable Euro-Dollar Margin for such day plus the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars are offered by the principal London office of the Administrative Agent  in the London interbank market for the applicable period determined as provided above and (ii) the sum of 2% plus the Applicable Euro-Dollar Margin for such day plus the Adjusted LIBO Rate applicable to such Loan at the date such payment was due.

(d)          [Reserved].

(e)          The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.08.  Mandatory Termination of Commitments.  The Commitments shall terminate on the Termination Date.

Section 2.09.  Optional Prepayments.

(a)          Subject in the case of any Euro-Dollar Borrowing to Section 2.14 the Borrower may, upon notice to the Administrative Agent not later than 11:30 a.m. (New York City time) on the date of such prepayment, prepay any Group of Base Rate Loans or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans (or Borrowing).

(b)          [Reserved].

(c)          Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower; provided, however, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Debt, in which case such notice of prepayment may be revoked by the Borrower if such condition is not satisfied.

Section 2.10.  General Provisions as to Payments.  (a) The Borrower shall make each payment of principal of, and interest on, the Loans, of Letter of Credit Liabilities and of fees hereunder, not later than 2:00 p.m. (New York City time) on the date when due, in funds immediately available in New York City without set-off or counterclaim, to the Administrative Agent at its address referred to in Section 9.02.  If a Fed-Wire reference or tracer number has been received, from the Borrower or otherwise, by the Administrative Agent by that time the Borrower will not be penalized for a payment received after 2:00 p.m. (New York City time).  The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  Whenever any payment of principal of, or interest on, the Base Rate Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the

Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from and including the date such amount is distributed to such Lender until but excluding the date such Lender repays such amount to the Administrative Agent, at the NYFRB Rate.

(c)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.10(b) or Section 2.16(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.11.  Fees.  (a) The Borrower shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate amount of the Credit Exposures.  Such facility fee shall accrue from and including the Effective Date to but excluding the date that the Credit Exposures are reduced to zero.

(b)          The Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate amount available for drawing under all outstanding Letters of Credit at the Letter of Credit Fee Rate (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate amount available for drawing under all outstanding Letters of Credit issued by such Issuing Lender at a rate per annum mutually agreed (and without need of consent or agreement from any other party) from time to time by the Borrower and such Issuing Lender.

(c)          Accrued fees under this Section shall be payable quarterly in arrears on the fifteenth day following each Quarterly Date (in the case of the first such Quarterly Date, for the period from and including the Effective Date through such Quarterly Date) and on the date of termination of the Commitments in their entirety (and, if later, the date the Credit Exposures are reduced to zero).

Section 2.12.  Reduction or Termination of Commitments.  During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if the Total Outstanding Amount is equal to zero at such time or (ii) ratably reduce from time to time by an aggregate amount of

$5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount at such time.

Section 2.13.  Method of Electing Interest Rates.  (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection(a)), as follows:

  (i)          if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day and

 (ii)          if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 12:00 noon. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000.  If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Loans having such Interest Period be converted to Base Rate Loans at the end of such Interest Period.

(b)          Each Notice of Interest Rate Election shall specify:

  (i)          the Group of Loans (or portion thereof) to which such notice applies;

 (ii)          the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)          if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)          if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)          Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)          An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.02.

Section 2.14.  Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.04(a), 2.09 or 2.13 the Borrower shall reimburse each  affected Lender within 30 days after demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15.  Computation of Interest and Fees.  The facility fee paid pursuant to Section 2.11 and interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16.  Letters of Credit.

(a)          Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Borrower; provided that Deutsche Bank AG New York Branch shall not be obligated to issue Letters of Credit other than standby letters of credit in Dollars; provided further that, immediately after each Letter of Credit is issued (i) the

Total Outstanding Amount shall not exceed the Total Commitments, (ii) unless otherwise agreed by the applicable Issuing Lender, the aggregate amount of Letter of Credit Liabilities attributable to Letters of Credit issued by the applicable Issuing Lender at such time shall not exceed such Issuing Lender’s Letter of Credit Commitment and (iii) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit.  Upon the date of issuance by an Issuing Lender of a Letter of Credit, the applicable Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion of its Applicable Percentage.

(b)          Method for Issuance; Terms; Extensions.

  (i)          The Borrower shall give the applicable Issuing Lender notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of extension, prior to the applicable Issuing Lender’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”).  Upon receipt of a Notice of Issuance, the applicable Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.  Unless the applicable Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Domestic Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable Issuing Lender’s usual and customary business practices.

 (ii)          The obligation of the applicable Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the applicable Issuing Lender and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the applicable Issuing

Lender shall have reasonably requested; provided, however, that each Issuing Lender agrees that in the event of any inconsistency between such instruments and agreements and this Agreement the provisions of this Agreement shall prevail.  The Borrower shall also pay to the applicable Issuing Lender for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the applicable Issuing Lender.

(iii)          The extension of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the applicable Issuing Lender, such Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension.  Notwithstanding anything to the contrary in this Agreement, no Issuing Lender shall be under any obligation to issue, amend or extend any Letter of Credit if:  (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, amending or extending the Letter of Credit, or any law, rule, regulation or treaty applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, amendment or extension of letters of credit generally or the Letter of Credit in particular, (ii) any Change in Law shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date or (iii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.  Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any extension thereof, one year after such extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the applicable Issuing Lender and (ii) in no event will a Letter of Credit other than the Johnson County Letter of Credit expire (including pursuant to an extension thereof) on a date later than the Letter of Credit Termination Date; provided that the Borrower shall Cash Collateralize its obligations with respect to the Johnson County Letter of Credit not later than the Termination Date.  Upon and subject to the posting of such Cash Collateral, the obligations of the Lenders in respect of the Johnson County Letter of Credit shall terminate, and fees in respect thereof shall be payable solely for the account of the Issuing Lenders.

(c)          Payments; Reimbursement Obligations.

  (i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the applicable Issuing Lender (the “Payment Date”).  The Borrower shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Lender for any amounts paid by such Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind.  Such Reimbursement Obligation shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 11:00 a.m. (New York City time) on any date, on the next succeeding Domestic Business Day); and provided further that if and to the extent any such Reimbursement Obligation is not paid by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such Reimbursement Obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such Reimbursement Obligation is paid in full or converted to Base Rate Loans pursuant to clause (ii) below, at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

 (ii)          If the Commitments remain in effect on the Payment Date, such Reimbursement Obligation shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing of Revolving Loans pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not later than 11:30 a.m. (New York City time) on the Payment Date, convert automatically to Base Rate Loans on the Payment Date.  The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 noon (New York City time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender’s Applicable Percentage of the Reimbursement Obligation with respect to which such notice relates.  Each Lender shall make such Loan available to the Administrative Agent at its address referred to in Section 9.02 in immediately available funds, not later than 2:00 p.m. (New York City time), on the date specified in such notice.  The Administrative Agent shall pay the proceeds of such Loans to the applicable Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii)          To the extent a Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the applicable Issuing Lender, immediately upon such Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s Applicable Percentage of such Reimbursement Obligation, together with interest on such amounts for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 p.m. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  The applicable Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to such Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by such Issuing Lender is required to be returned, such Lender will return to such Issuing Lender any portion thereof previously distributed to it by such Issuing Lender.

(d)          Obligations Absolute.  The obligations of the Borrower and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

  (i)          any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

 (ii)          the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iii)          the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iv)          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

  (v)          payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit;

 (vi)          any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Section 6.01 or otherwise; or

(vii)          any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (d), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lender’s obligations hereunder;

provided, that this Section 2.16(d) shall not limit the rights of the Borrower under Section 2.16(e)(ii). Each Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 7 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it as fully as if the term “Administrative Agent” as used in Article 7 included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Lender.

(e)          Indemnification; Expenses.

   (i)          The Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.16; provided that the Borrower shall not be required to indemnify any Lender (including the Issuing Lender) or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses (i) to the extent such indemnification relates to relationships between or among each of, or any of, the Lenders (including each Issuing Lender), the Administrative Agent or any Assignee or Participant and does not involve any act or omission by the Borrower or (ii) to the extent found by a court of competent jurisdiction by final and nonappealable judgment to have been caused by the gross negligence or willful misconduct of such Person or the bad faith breach by such Person of any of its material obligations hereunder.

  (ii)          None of the Lenders (including, subject to the proviso below, an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.16(d), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by (x) the applicable Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the applicable Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit.  The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii)          Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement.  To the extent the Borrower does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Applicable Percentages.

(f)           Stop Issuance Notice. If the Required Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender.  Such Stop Issuance Notice shall be promptly withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist.  No Letter of Credit shall be issued while a Stop Issuance Notice is in effect.  The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied, provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.

(g)          Additional Issuing Lenders.  From time to time, the Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and by notice to the Lenders, designate as additional Issuing Lenders one or more Lenders that agree to serve in such capacity as provided below.  The acceptance by a Lender of any appointment as an Issuing Lender hereunder shall be evidenced by an instrument, which shall be in a form reasonably satisfactory to the Borrower, such Lender and the Administrative Agent, shall set forth the Letter of Credit Commitment of such Lender and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement (i) such Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and (ii) references herein to the term “Issuing Lender” shall be deemed to include such Lender in its capacity as an Issuing Lender.

(h)          Resignation. Each Issuing Lender may, if such Issuing Lender assigns all of its Commitments and Loans or otherwise ceases to be a Lender, resign by giving 30 days’ prior notice to the Administrative Agent and the Borrower.  After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend or increase any existing Letter of Credit.

Section 2.17.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          Fees shall cease to accrue on the unused portion of the Commitment (if any) of such Defaulting Lender pursuant to Section 2.11(a).

(b)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize Letter of Credit Liabilities with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future Letter of Credit Liabilities with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or disbursements in respect of Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and disbursements in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or disbursements in respect of Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)          The Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.07); it being understood that this clause (b) shall not affect the rights of a Defaulting Lender in the case of an amendment, waiver or other modification under Section 9.07(a)(i), Section 9.07(a)(ii) or Section 9.07(a)(iii).

(d)          If any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender, then:

  (i)          all or a portion of the Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that the sum of all Non-Defaulting Lenders’ Outstanding Committed Amounts plus such Defaulting Lender’s Letter of Credit

Liabilities does not exceed the total of all Non-Defaulting Lenders’ Commitments;

 (ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Domestic Business Day following notice by the Administrative Agent, Cash Collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) until the earlier of the first date upon which (A) such Letter of Credit Liabilities shall no longer be outstanding, (B) such Lender shall no longer be a Defaulting Lender hereunder (whether pursuant to this Section 2.17 or Section 9.01 hereof), and (C) such Defaulting Lender shall provide Cash Collateral in respect of such Letter of Credit Liabilities.  Upon the occurrence of any of the events described in subclauses (A) – (C) above, or upon any partial reduction of such Letter of Credit Liabilities, the Administrative Agent shall promptly return to the Borrower any Cash Collateral provided by the Borrower in respect of such Letter of Credit Liabilities (or, following any partial reduction of such Letter of Credit Liabilities, such ratable portion thereof), together with any interest accrued thereon;

(iii)          the Borrower shall not be required to pay any fees to any Defaulting Lender pursuant to Section 2.11(a) or Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities unless, and solely to the extent, that such Defaulting Lender has provided Cash Collateral in respect of such Letter of Credit Liabilities;

(iv)          if all or any portion of the Letter of Credit Liabilities of any  Defaulting Lender is reallocated pursuant to clause (i) above, then the letter of credit fees payable to each Non-Defaulting Lender pursuant to Section 2.11(b) shall be adjusted to include amounts owing in respect of the Letter of Credit Liabilities so reallocated to such Non-Defaulting Lender; and

 (v)          if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is neither reallocated nor Cash Collateralized by the Borrower and/or such Defaulting Lender pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other party hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Liabilities) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities that have not been so reallocated or Cash Collateralized shall be payable to the Issuing Lenders until and to the extent that such Letter of

Credit Liabilities are so reallocated and/or Cash Collateralized. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)          So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateralized by the Borrower in accordance with Section 2.17(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.17(d)(i)(and such Defaulting Lender shall not participate therein).

(f)           If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Lenders shall have entered into arrangements with the Borrower or such Lender, satisfactory to each Issuing Lender, to defease any risk to it in respect of such Lender hereunder.

(g)          In the event that the Administrative Agent, the Borrower and each Issuing Lender agree that such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) such Lender shall cease to be Defaulting Lender and (ii) the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cessation of such Lender’s Defaulting Lender status hereunder will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.18.  Optional Increase in Commitments. Following the Effective Date, the Borrower may, if it so elects, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Lender (a “New Lender”) to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and each Issuing Lender, which consents will not be unreasonably withheld or delayed), or by agreeing with an existing Lender that such Lender’s Commitment shall be increased.  Upon execution and delivery by the Borrower and such Lender or New Lender of an instrument in form reasonably satisfactory to the Administrative Agent, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increased Commitments and such opinions of counsel for the Borrower with respect to the increased Commitments as the Administrative Agent may reasonably request, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided:

  (i)          that the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

 (ii)          the conditions set forth in Sections 3.02(c) and (d) shall be satisfied on and as of the effective date of any increase in Commitments pursuant to this Section 2.18;

(iii)          that any such increase shall be in an amount which is a multiple of $10,000,000; and

(iv)          that immediately after such increase is made, the aggregate amount of increases in the Commitments pursuant to this Section 2.18 shall not exceed $250,000,000.

On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.18, (i) each New Lender shall pay to the Administrative Agent an amount equal to its pro rata share of the aggregate outstanding Loans (and funded participations, if any, in Letters of Credit) and (ii) any Lender whose Commitment has been increased (an “Increasing Lender”) shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Loans (and funded participations as above); in each case such payments shall be for the account of each other Lender.  Upon receipt of such amount by the Administrative Agent, (A) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the New Lenders and the Increasing Lenders in accordance with such Lender’s new Commitment or the increased portion thereof as applicable, (B) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph and (C) the participations of the Lenders in outstanding Letters of Credit shall be determined in accordance with their Commitments after giving effect to such increase.  For the avoidance of doubt, no existing Lender shall have any obligation to participate in such increase except in its absolute and sole discretion.

ARTICLE 3
Conditions

Section 3.01.  Effectiveness.  The Commitments shall become effective upon satisfaction of the following conditions:

(a)          the Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other electronic transmission or other written confirmation from such party of execution of a counterpart hereof by such party);

(b)          the Administrative Agent shall have received an opinion of Cravath, Swaine & Moore LLP, counsel for the Borrower, and an opinion of Robinson, Bradshaw & Hinson, P.A., North Carolina counsel for the Borrower, in each case dated as of the Effective Date and addressed to the Administrative Agent and each Lender and in form and substance reasonably satisfactory to the Administrative Agent;

(c)          the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and any Notes, all in form and substance reasonably satisfactory to the Administrative Agent;

(d)          the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that all fees and invoiced expenses due and payable by the Borrower on or prior to the Effective Date, including (x) principal of and interest on any loans outstanding under, and all accrued fees under, the Existing Credit Facility, (y) all fees then due in accordance with each fee letter dated November 29, 2021 and (z) reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder and under such fee letters, shall have been paid in full;

(e)          the Administrative Agent shall have received to the extent such documentation and information has been requested by the Lenders at least five Domestic Business Days prior to the Effective Date, the Lenders shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; and

(f)          the conditions set forth in paragraphs (c) and (d) of Section 3.02 shall be satisfied on and as of the Effective Date.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.  The Lenders that are parties to the Existing Credit Facility, constituting the “Required Lenders” under the Existing Credit Facility, and the Borrower agree that (i) the commitments under the Existing Credit Facility shall terminate automatically on the Effective Date without need for further action by any party to the Existing Credit Facility and (ii) all requirements of notice for any prepayment under the Existing Credit Agreement necessary to satisfy the conditions stated in Section 3.01(d) or the termination of commitments pursuant to clause (i) above are hereby waived.

Section 3.02.  Borrowings and Issuances of Letters of Credit.  The obligation of any Lender to make a Loan and the obligation of any Issuing Lender to issue (or renew or extend the term of) any Letter of Credit are each subject to the satisfaction of the following conditions:

(a)          receipt (or deemed receipt pursuant to Section 2.16(b)(iii)) by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the applicable Issuing Lender of a Notice of Issuance as required by Section 2.16, as the case may be;

(b)          in the case of a Borrowing or the issuance of a Letter of Credit, the fact that, immediately after such Borrowing or issuance of such Letter of Credit (i) the Total Outstanding Amount will not exceed the Total Commitments and (ii) the aggregate amount of Letter of Credit Liabilities will not exceed the Letter of Credit Sublimit;

(c)          the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and

(d)          the fact that, except as otherwise described by the Borrower in a writing to the Administrative Agent and waived by the Required Lenders, the representations and warranties of the Borrower contained in this Agreement (except, in the case of any Borrowing or issuance subsequent to the Effective Date, the representations and warranties set forth in Sections 4.04(c), 4.05, 4.06, 4.08, 4.13 and 4.14) shall be true in all material respects on and as of the date of such Borrowing or issuance, except to the extent (i) they expressly relate to an earlier date, in which case they shall be true in all material respects as of such earlier date or (ii) any representation or warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, in which case the same shall be true and correct in all respects.

Each Borrowing and issuance (including a deemed issuance through renewal or extension) of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses 3.02(c) and 3.02(d).

ARTICLE 4
Representations and Warranties

The Borrower represents and warrants that:

Section 4.01.  Corporate Existence and Power.  Each of the Borrower and its Restricted Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation, is in good standing therein, and is duly qualified to transact business in all jurisdictions where such qualification is necessary, except for such jurisdictions where the failure to be so qualified or licensed will not be reasonably likely to have a Material Adverse Effect; the Borrower has corporate power to enter into and perform this Agreement; and the Borrower has the corporate power to borrow and issue Notes as contemplated by this Agreement.

Section 4.02.  Corporate Authorization; No Contravention.  The execution, delivery and performance by the Borrower of this Agreement and the Notes (i) are within the corporate powers of the Borrower, (ii) have been duly authorized by all necessary corporate action and (iii) do not contravene, or constitute a default under, (x) any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or (y) of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, if such contravention or default would be reasonably likely to have a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.03.  Binding Effect.  This Agreement and any Notes constitute valid and binding agreements of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

Section 4.04.  Financial Information.  (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2020 and the related consolidated statements of earnings and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower’s 2020 Form 10-K, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)           The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2021 and the related unaudited consolidated statements of earnings and cash flows for the nine months then ended, set forth in the Borrower’s Form 10-Q for September 30, 2021 and for the period of nine months then ended filed with the Securities and Exchange Commission, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year‑end adjustments).

(c)          Since December 31, 2020, there has been no change in the consolidated financial condition of the Borrower and its Consolidated Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.05.  Litigation.  There are no suits, actions or proceedings pending, or to the knowledge of any member of the Borrower’s legal department threatened against the Borrower or any Subsidiary, the adverse determination of which is reasonably likely to occur, and if so adversely determined would be reasonably likely to have a Material Adverse Effect.

Section 4.06.  Taxes.  The Borrower and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except for (i) those not yet delinquent, (ii) those the nonpayment of which, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect or (iii) those being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

Section 4.07.  Margin Regulations.  No part of the proceeds of any Loan or Letter of Credit will be used in a manner which would violate, or result in a violation of, Regulation U.

Section 4.08.  Compliance with Laws.  The Borrower and its Restricted Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations, other than such laws, rules and regulations (i) the validity or applicability or which the Borrower or such Subsidiary is contesting in good faith or (ii) the failure to comply with which would not be reasonably likely to have a Material Adverse Effect.

Section 4.09.  Governmental Approvals.  No consent, approval, authorization, permit or license from, or registration or filing with, any Governmental Authority is required in connection with the making of this Agreement, with the exception of routine periodic filings made under the Exchange Act and such consents, approvals, authorizations, permits, licenses, registrations or filings which have already been completed or obtained.

Section 4.10.  Pari Passu Obligations.  Under applicable United States laws (including state and local laws) in force at the date hereof, the claims and rights of the Lenders and the Administrative Agent against the Borrower under this Agreement and the Notes will not be subordinate to, and will rank at least pari passu with, the claims and rights of any other unsecured creditors of the Borrower (except to the extent provided by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity).

Section 4.11.  No Defaults.  The payment obligations of the Borrower and its Restricted Subsidiaries in respect of any Material Debt are not overdue (after giving effect to any cure period or period of grace applicable thereunder).

Section 4.12.  Full Disclosure.  All information (it being understood that such information shall be deemed to include all recent filings on Form 10-K and Form 10-Q and any filing on Form 8-K, or posted on the Borrower’s website, filed or posted since the Borrower’s most recent filing on Form 10-Q) furnished to the Lenders in writing prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any material misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein (when furnished and taken as a whole), in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date hereof (as modified or supplemented by other information that has been or is simultaneously so furnished); provided that, with respect to projected financial information (including financial estimates, forecasts and other forward-looking information), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts and projections may vary from actual results and that such variances may be material); and provided, further, that for purposes of this Section 4.12, such information shall not include information of a general economic or general industry nature.

Section 4.13.  ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in substantial compliance in all material respects with the presently applicable material provisions of ERISA and the Internal Revenue Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which, in either case, has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.14.  Environmental Matters.  The Financial Statements described in Section 4.04(a) provide certain information regarding environmental matters related to properties currently owned by the Borrower or its Restricted Subsidiaries, previously owned properties, and other properties.  Since December 31, 2020, environmental matters have not caused any material adverse change in the consolidated financial condition of the Borrower and the Consolidated Subsidiaries from that shown by such Financial Statements.

To the knowledge of the Borrower, ongoing operations at the Principal Properties are currently being conducted in substantial compliance with applicable Environmental Laws except to the extent that noncompliance would not be reasonably likely to have a Material Adverse Effect.

Section 4.15.  Regulatory Restrictions on Borrowing.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

Section 4.16.  Legal Status.  The Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of the Borrower, employees and agents are in compliance with applicable Sanctions in all material respects.  None of the Borrower, its Subsidiaries, or their respective directors or officers or, to the knowledge of the Borrower, employees or agents is a Sanctioned Person.

The Borrower and its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, their respective employees and agents, are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., as amended from time to time, and other anti-corruption laws in effect in jurisdictions in which the Borrower and its Subsidiaries do business (collectively, “Anti-Corruption Laws”).  The Borrower has not made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower in violation of Anti-Corruption Laws.

The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE 5
Covenants

From the Effective Date and so long as any Lender has any Credit Exposure hereunder, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing:

Section 5.01.  Information.  The Borrower will deliver to the Administrative Agent which will deliver to each of the Lenders:

(a)          as soon as available and in any event within 60 days after the end of each of its first three quarterly accounting periods in each fiscal year, consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal period and the related consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such fiscal period, all in reasonable detail (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection) and accompanied by a certificate in the form attached hereto as Exhibit F signed by a Responsible Officer of the Borrower stating that such consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such period and for the period involved, subject, however, to year-end audit adjustments, and that such officer has no knowledge, except as specifically stated, of any Default;

(b)          as soon as available and in any event within 120 days after the end of each fiscal year, consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries for such year and the related consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as at the end of such year, all in reasonable detail and accompanied by (i) an opinion of an independent, certified public accountant of recognized standing selected by the Borrower as to such consolidated financial statements (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection), and (ii) a certificate in the form attached hereto as Exhibit F signed by a Responsible Officer of the Borrower stating that such consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such year and for the year involved and that such officer has no knowledge, except as specifically stated, of any Default;

(c)          promptly after their becoming available:

  (i)          copies of all financial statements, stockholder reports and proxy statements that the Borrower shall have sent to its stockholders generally; and

 (ii)          copies of all registration statements filed by the Borrower under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Exchange Act, or with any national or international securities exchange (other than those on Form 11-K or any successor form) (it being understood that delivery of such statements and reports, or those referenced in the immediately preceding sub-clause (i), as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection);

(d)          from time to time, with reasonable promptness, such further information regarding the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request through the Administrative Agent;

(e)          prompt notice of the occurrence of any Default; and

(f)          prompt notice of all litigation and of all proceedings before any governmental or regulatory agency pending (or, to the knowledge of the General Counsel of the Borrower, threatened) and affecting the Borrower or any Restricted Subsidiary, except litigation or proceedings which, if adversely determined, would not be reasonably likely to have a Material Adverse Effect.

Each set of financial statements delivered pursuant to Section 5.01(a) or 5.01(b) shall be accompanied by or include the computations showing, in the form attached hereto as Exhibit F, whether the Borrower was, at the end of the relevant fiscal period, in compliance with the provisions of Section 5.09.

Section 5.02.  Payment of Obligations.  The Borrower will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such Tax or claim (i) the payment of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (ii) not yet delinquent or (iii) the non-payment of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 5.03.  Insurance.  The Borrower will maintain, and will cause each Restricted Subsidiary to maintain, insurance from responsible companies in such amounts and against such risks as is reasonable, taking into consideration the practices of businesses in the same line of business or of similar size as the Borrower or such Restricted Subsidiary, or, to a reasonable extent, self-insurance.

Section 5.04.  Maintenance of Existence.  The Borrower (i) will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate existence and (ii) will take all reasonable action to preserve and maintain all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, provided, however, that nothing herein contained shall prevent the termination of the business or corporate existence of any Restricted Subsidiary which in the judgment of the Borrower is no longer necessary or desirable, a merger or consolidation of a Restricted Subsidiary into or with the Borrower (if the Borrower is the surviving corporation) or another Subsidiary or any other merger, consolidation or transfer of assets that is not prohibited by Section 5.07, as long as immediately after giving effect to any such transaction, no Event of Default shall have occurred and be continuing.

Section 5.05.  Maintenance of Properties.  The Borrower will keep, and will cause each Restricted Subsidiary to keep, all of its tangible properties necessary, in the judgment of the Borrower, in its business in good working order and condition (ordinary wear and tear, and damage caused by casualty, excepted), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  Nothing in this Section 5.05 shall prevent the Borrower or any Restricted Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Borrower or any such Restricted Subsidiary if such discontinuance is, in the judgment of the Borrower (or such Restricted Subsidiary), desirable in the conduct of its business.

Section 5.06.  Compliance with Laws.  The Borrower will comply, and will cause each Restricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including Environmental Laws, ERISA and the Internal Revenue Code and the rules and regulations thereunder), a breach of which would be reasonably likely to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

The Borrower and its Subsidiaries will maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its

Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07.  Mergers, Consolidations and Sales of Assets.  (a) The Borrower will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

  (i)          the Borrower or a Consolidated Subsidiary that is incorporated under the laws of the United States, any state thereof or the District of Columbia is the surviving corporation of any such consolidation or merger or is the Person that acquires by conveyance or transfer the properties and assets of the Borrower substantially as an entirety;

 (ii)          if a Consolidated Subsidiary is the surviving corporation or is the Person that acquires the property and assets of the Borrower substantially as an entirety, it shall expressly assume the performance of every covenant of this Agreement and of the Notes on the part of the Borrower to be performed or observed;

(iii)          immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iv)          if the Borrower is not the surviving entity, the Borrower has delivered to the Administrative Agent an Officer’s Certificate and a legal opinion of its General Counsel, Associate General Counsel or Assistant General Counsel, upon the express instruction of the Borrower for the benefit of the Administrative Agent and the Lenders, each stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)          Upon any consolidation by the Borrower with, or merger by the Borrower into, a Consolidated Subsidiary, the result of which is that such Consolidated Subsidiary is the surviving entity, or any conveyance or transfer of the properties and assets of the Borrower substantially as an entirety to a Consolidated Subsidiary, the Consolidated Subsidiary into which the Borrower is merged or consolidated or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower, as the case may be, under this Agreement with the same effect as if such Consolidated Subsidiary had been named as the Borrower, as the case may be, herein, and thereafter, in the case of a transfer or conveyance permitted by Section 5.07(a), the Borrower shall be relieved of all obligations and covenants under this Agreement and the Notes.

Section 5.08.  Negative Pledge.  Neither the Borrower nor any Restricted Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)          Liens existing on the date of this Agreement;

(b)          Liens securing Debt of a Restricted Subsidiary owing to the Borrower or to another Restricted Subsidiary;

(c)          any Lien existing on any asset of any person at the time such person becomes a Subsidiary and not created in contemplation of such event;

(d)          any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (and/or, in the case of the acquisition of a business, any Lien on the equity and/or assets of the acquired entity), provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(e)          any Lien on any asset of any person existing at the time such person is merged or consolidated with or into the Borrower or a Restricted Subsidiary and not created in contemplation of such event;

(f)          any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g)          any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(h)          Liens in favor of any customer (including any Governmental Authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a Governmental Authority;

(i)           Liens incurred in the ordinary course of business not securing Debt that do not impair in any material respect the usefulness in the business of the Borrower and its Restricted Subsidiaries of the assets to which such Liens attach;

(j)           carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ or other similar Liens, in each case arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings;

(k)          Liens for taxes, assessments or governmental charges or levies, in each case arising in the ordinary course of business securing obligations which are

(i) not overdue or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP;

(l)           Liens arising by operation of law in favor of any lender to the Borrower or any Restricted Subsidiary in the ordinary course of business constituting a banker’s lien or right of offset in moneys of the Borrower or a Restricted Subsidiary deposited with such lender in the ordinary course of business;

(m)         licenses or sublicenses of intellectual property in the ordinary course of business;

(n)          the interests of lessees, lessors, licensees and licensors under leases, subleases, licenses or sublicenses, as applicable, in, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(o)          deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(p)          Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(q)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(j) or securing appeal bonds in respect of appeals being prosecuted in good faith;

(r)          pledges and deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits legislation or similar law or regulations;

(s)          Liens arising out of a conditional sale, title retention, consignment or similar arrangement for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(t)           Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to agreements other than in connection with Debt or Derivatives Obligations entered into by the Borrower or any of its Restricted Subsidiaries;

(u)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v)          Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $100,000,000;

(w)         Liens securing Debt equally and ratably securing the Loans and such Debt; provided that the Required Lenders may, in their sole discretion, refuse to take any Lien on any asset (which refusal will not limit the Borrower’s or any Restricted Subsidiary’s ability to incur a Lien otherwise permitted by this Section 5.08(w)); such Lien may equally and ratably secure the Loans and any other obligation of the Borrower or any of its Subsidiaries, other than an obligation that is subordinated to the Loans;

(x)          Liens securing contingent obligations in an aggregate principal amount not to exceed $50,000,000; and

(y)          Liens not otherwise permitted by the foregoing clauses of this Section securing obligations in an aggregate principal or face amount at any date not to exceed at the time of incurrence the greater of 12.5% of Consolidated Net Worth and $800,000,000.

For the avoidance of doubt, the creation of a security interest arising solely as a result of, or the filing of UCC financing statements in connection with, any sale by the Borrower or any of its Subsidiaries of accounts receivable not prohibited by Section 5.07 shall not constitute a Lien prohibited by this covenant.

Section 5.09.  Leverage Ratio.  The Leverage Ratio shall not exceed 3.50 to 1.00 as of the last day of any fiscal quarter; provided that if (i) Consolidated Debt has increased in connection with a Specified Acquisition that has been consummated within such fiscal quarter or the three fiscal quarters immediately prior to such fiscal quarter and (ii) the Borrower has stated in the compliance certificate delivered pursuant to Section 5.01(a) for such fiscal quarter that the condition set forth in clause (i) above has been satisfied (and specifying the date of such Specified Acquisition), then the Borrower shall be permitted to elect that any additional Consolidated Debt incurred in connection with such Specified Acquisition shall be excluded from Consolidated Debt for purposes of calculating the Leverage Ratio, but only if the Leverage Ratio determined at such time but calculated without giving effect to such exclusion does not exceed 4.00 to 1.00.

For purposes of this Section 5.09, a “Specified Acquisition” means any single acquisition by the Borrower or a Subsidiary of the Borrower (x) of any Person (the “Target”) that is in the same line or lines of business as the Borrower or in the judgment of the Borrower related line or lines of business, (y) as to which such Target’s board of directors has not objected and (z) that involves cash payments, as of the date of the closing thereof, to the seller or sellers of the Target in excess of $225,000,000.

Section 5.10.  Use of Proceeds.  (a) The Borrower will use the proceeds of the Loans or Letters of Credit for any lawful corporate purposes.

(b)          No part of the proceeds of any Loan or Letter of Credit will be used directly or, to the knowledge of the Borrower, indirectly (a) to fund any operations, activities, business or transactions of, in, or with, a Sanctioned Person or a Sanctioned Country, (b) in any manner that would result in the violation of any Sanctions applicable to any party hereto, (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (d) in violation of any Anti-Money Laundering Laws.

Section 5.11.  [Reserved]

Section 5.12.  Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except (i) transactions on an arms-length basis on terms at least as favorable to the Borrower or such Restricted Subsidiary than could have been obtained from a third party who was not an Affiliate, and (ii) transactions described in this Section 5.12 that would not be reasonably likely to have a Material Adverse Effect.

ARTICLE 6
Defaults

Section 6.01.  Event of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)          the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due or any Reimbursement Obligation Default shall occur;

(b)          the Borrower shall fail to pay within 5 days of the due date thereof (i) any facility fee, (ii) interest on any Loan or (iii) any letter of credit fee;

(c)          the Borrower shall fail to pay within 30 days after a request for payment by any Lender or Issuing Lender acting through the Administrative Agent any other amount that becomes due and payable under the terms of this Agreement;

(d)          the Borrower shall fail to observe or perform any agreement contained in Section 5.01(e), Section 5.01(f) or Section 5.07 through 5.10 (and, with respect to Section 5.01(e), such failure shall have continued for 5 days after a Responsible Officer of the Borrower obtains knowledge of the underlying Default);

(e)          the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) through (d) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(f)          any representation, warranty or certification made by the Borrower in this Agreement or in any certificate or notice delivered pursuant to the terms of this Agreement shall prove to have been incorrect in any material respect when made and such deficiency shall remain unremedied for five days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(g)          any Material Financial Obligations shall become due before stated maturity by the acceleration of the maturity thereof by reason of default, or any Material Financial Obligations shall become due by its terms and shall not be paid (after giving effect to any grace period with respect thereto) and, in any case aforesaid in this clause (g), corrective action satisfactory to the Required Lenders shall not have been taken within 5 days after written notice of the situation shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(h)          the Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(i)           an involuntary case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(j)           a final judgment for the payment of money in excess of $250,000,000 shall have been entered against the Borrower or any Restricted Subsidiary, and the Borrower or such Subsidiary shall not have satisfied the same within 60 days, or caused execution thereon to be stayed within 60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(k)          a final judgment either (1) requiring termination or imposing liability (other than for premiums under Section 4007 of ERISA) under Title IV of ERISA in respect of, or requiring a trustee to be appointed under Title IV of ERISA to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $250,000,000 or (2) in an action relating to a Multiemployer Plan involving a current payment obligation in excess of $250,000,000, which judgment, in either case, has not been satisfied or stayed within 60 days and such failure to satisfy or stay is unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders; or

(l)           any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of the Borrower; or during any two-year period, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors as the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

then, and in every such event, the Administrative Agent shall, if requested by the Required Lenders, (i) by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) by notice to the Borrower declare the Loans, interest accrued thereon and all other amounts payable hereunder to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the event of (A) the filing by the Borrower of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Borrower, in each case under the federal bankruptcy laws as now or hereafter in effect, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans, interest accrued thereon and all other amounts payable hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02.  Cash Cover.  The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Lenders or the Issuing Lenders, Cash Collateralize all Letters of Credit then outstanding at such time, provided that, in the event of (A) the filing by the Borrower of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Borrower, in each case under the federal bankruptcy laws as now or hereafter in effect, the Borrower shall do so forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

Section 6.03.  Application of Payments.  Notwithstanding anything herein to the contrary, following (i) the occurrence and during the continuance of an Event of Default, the termination of the Commitments and notice thereof to the Administrative Agent by the Borrower or the Required Lenders or (ii) the occurrence and during the continuance of an Event of Default under Section 6.01(a), (b), (c), (h) or (i) and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:

(a)          all payments received on account of the Obligations shall, subject to Section 2.17, be applied by the Administrative Agent as follows:

  (i)          first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.04 and amounts pursuant to Section 2.11(b) payable to the Administrative Agent in its capacity as such);

 (ii)          second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of Letter of Credit Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Lenders payable under Section 9.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)          third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed Letter of Credit Disbursements, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)          fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed Letter of Credit Disbursements and (B) to cash collateralize that portion of Letter of Credit Liabilities comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 6.02 or 2.17, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 6.02 or 2.17, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 6.03;

 (v)          fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)          finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law; and

(b)          if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 7
The Administrative Agent

Section 7.01.  Appointment and Authorization.  (a) Each Lender and each Issuing Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided, however, that the Administrative Agent shall not commence any legal action or proceeding before a court of law on behalf of any Lender or any Issuing Lender without such Lender’s or Issuing Lenders’, as applicable, prior written consent. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)          As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)          In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

  (i)          the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

 (ii)          nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)          The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)          None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)           In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

  (i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.07, 2.11, 8.01, 8.04 and 9.04) allowed in such judicial proceeding; and

 (ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.04). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(g)          The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 7.02.  Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.  The term “Lender” or “Lenders” shall, unless expressly indicated, include JPMorgan Chase Bank, N.A. (and any successor acting as Administrative Agent) in its capacity as a Lender.

Section 7.03.  Action by Administrative Agent.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04.  Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05.  Administrative Agent’s Reliance; Limitation of Liability.  (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable  for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b)          The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.01(e) unless and until written notice thereof stating that it is a “notice under Section 5.01(e)” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.  Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Credit Exposure or any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Lender.

(c)          Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.08, (ii) may rely on the Register to the extent set forth in Section 2.05, (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 7.06. Posting of Communications.  (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the

Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)          Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)          THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)          Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)          Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)           Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 7.07.  Acknowledgments of Lenders and Issuing Lenders.  (a) Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans  and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger any Syndication Agent, any Documentation Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)          Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption Agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)          (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Domestic Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 7.07(c) shall be conclusive, absent manifest error.

 (ii)          Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Domestic Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)          The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(iv)          Each party’s obligations under this Section 7.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 7.08.  Successor Administrative Agents.  (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders, the Issuing Lenders and the Borrower.  Upon any such resignation, the Borrower shall, so long as no Event of Default shall have occurred and be continuing, have the right, with the consent of the Required Lenders, to appoint any of the Lenders as a successor Administrative Agent.  In the event that a Default has occurred and is continuing, the Required Lenders shall have the right to appoint the successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any

State thereof and having a combined capital and surplus of at least $50,000,000.  Upon the acceptance of its appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder as Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

(b)          Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.09.  Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10.  Other Agents.  Nothing in this Agreement shall impose upon any Agent other than the Administrative Agent, in its capacity as such an Agent, any obligation or liability whatsoever.

Section 7.11.  Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

  (i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

 (ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 8
Change in Circumstances

Section 8.01.  Increased Cost and Reduced Return; Capital Adequacy.  (a) If after the date hereof, in the case of any Loan or Letter of Credit or any obligation to make Loans or issue or participate in any Letter of Credit, a Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, assessment (excluding Taxes) or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System pursuant to Regulation D or otherwise, as herein provided) against assets of, deposits with or for the account of, or credit extended by, any Lender, (ii) subject any Administrative Agent or Lender to any Taxes (other than (A) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder or (B) Taxes described in Sections 8.04(b)(v)-(z)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Lender or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligations to make Euro-Dollar Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, by an amount deemed by such Lender to be material, then, within 15 days after written demand therefor made through the Administrative Agent, in the form of the certificate referred to in Section 8.01(c), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand.

(b)          Without limiting the effect of Section 8.01(a) (but without duplication), if any Lender determines at any time after the date on which this Agreement becomes effective that a Change in Law will have the effect of increasing the amount of capital or liquidity required to be maintained by such Lender (or its Parent) based on the existence of such Lender’s Loans, Commitment and/or other obligations hereunder, then the Borrower shall pay to such Lender, within 15 days after its written demand therefor made through the Administrative Agent in the form of the certificate referred to in Section 8.01(c), such additional amounts as shall be required to compensate such Lender for any reduction in the rate of return on capital of such Lender (or its Parent) as a result of such increased capital or liquidity requirement; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand; provided further, however, that to the extent (i) a Lender shall increase its level of capital above the level maintained by such Lender on the date of this Agreement and there has not been a Change in Law or (ii) there has been a Change in Law and a Lender shall increase its level of capital by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital maintained by such Lender on the date of this Agreement) to such Change in Law, the Borrower shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital.  Thus, for example, a Lender which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender) may not require the Borrower to make payments in respect of increases in such Lender’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender).

(c)          Each Lender will promptly notify the Borrower, through the Administrative Agent, of any event of which it has knowledge, occurring after the date on which this Agreement becomes effective, which will entitle such Lender to compensation pursuant to this Section 8.01 and will use commercially reasonable efforts to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, subject such Lender to any unreimbursed cost or expense or be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.01 and setting forth the additional amount or amounts to be paid to it hereunder and setting forth the basis for the determination thereof shall be conclusive in the absence of manifest error.  In determining such amount, such Lender shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods.

Section 8.02. Alternate Rate of Interest.  (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 8.02, if prior to the commencement of any Interest Period for a Euro-Dollar Borrowing:

  (i)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the London

Interbank Offered Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

 (ii)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the London Interbank Offered Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Euro-Dollar Borrowing shall be ineffective and (B) if any Notice of Borrowing requests a Euro-Dollar Borrowing, such Borrowing shall be made as an Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)          Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Domestic Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)          Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term

SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(d)          In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)          The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.02.

(f)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the London Interbank Offered Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)          Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Euro-Dollar Borrowing of, conversion to or continuation of Euro-Dollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 8.03.  Illegality.  (a) Notwithstanding any other provision herein, if, after the date on which this Agreement becomes effective, a Change in Law shall make it unlawful or impossible for any Lender to (i)  honor any Commitment it may have hereunder to make any Euro-Dollar Loan, then such Commitment shall be suspended, or (ii) maintain any Euro-Dollar Loan, then all Euro-Dollar Loans of such Lender then outstanding shall be converted into Base Rate Loans as provided in Section 8.03(b), and any remaining Commitment of such Lender hereunder to make Euro-Dollar Loans (but not other Loans) shall be immediately suspended, in either case until such Lender may again make and/or maintain Euro-Dollar Loans (as the case may be), and borrowings from such Lender, at a time when borrowings from the other Lenders are to be of Euro-Dollar Loans, shall be made, simultaneously with such borrowings from the other Lenders, by way of Base Rate Loans.  Upon the occurrence of any such change, such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent), and shall furnish to the Borrower in writing evidence thereof certified by such Lender.  Before giving any notice pursuant to this Section 8.03, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b)          Any conversion of any outstanding Euro-Dollar Loan which is required under this Section 8.03 shall be effected immediately (or, if permitted by applicable law, on the last day of the Interest Period therefor).

Section 8.04.  Taxes on Payments.  (a) For purposes of this Section 8.04, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b)          All payments pursuant to this Agreement shall be made free and clear of and without any deduction or withholding for or on account of any present and future Taxes imposed on the Administrative Agent or any Lender, excluding, in the case of the Administrative Agent and each Lender, (v) Taxes imposed on its net income, branch profit Taxes and franchise or similar Taxes imposed in lieu of net income Taxes by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or doing business (other than solely pursuant to or in connection with this Agreement or any Loan Document) or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (w) backup withholding tax that is required by Section 3406 of the Internal Revenue Code (or any successor provision thereto) to be withheld from amounts payable to the Administrative Agent or such Lender, (x) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.01(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 8.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (y) any withholding tax that is attributable to such Lender’s failure to comply with Section 8.04(e) and (z) Taxes imposed pursuant to FATCA (all such non-excluded Taxes being hereinafter called “Indemnified Taxes”), except as expressly provided in this Section 8.04.  If any Taxes are imposed and required by law to be deducted or withheld from any amount payable by the Borrower or the Administrative Agent (the “Withholding Agent”) to the Administrative Agent or to any Lender, then (1) if such Taxes are Indemnified Taxes, the Borrower shall increase the amount of such payment so that the Administrative Agent or such Lender, as the case may be, will receive a net amount (after deduction and withholding of all Indemnified Taxes including such deductions and withholdings applicable to additional amounts payable under this Section 8.04) equal to the amount it would otherwise have received hereunder, (2) the Withholding Agent shall pay such Taxes to the appropriate Governmental Authority for the account of the Administrative Agent or such Lender, as the case may be, and (3) as soon as practicable thereafter, the Withholding Agent shall send the Administrative Agent or such Lender, as the case may be, evidence of original or certified copy of a receipt showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or such Lender.  If the Borrower fails to perform its obligations under (2) or (3) above, the Borrower shall indemnify the Administrative Agent or such

Lender for any incremental Taxes, interest or penalties that may become payable as a result of any such failure.

(c)          The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent indemnify the Administrative Agent and each Lender against any present or future transfer taxes, intangible, stamp, recording, filing or documentary taxes, excise or property taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery, registration or enforcement of this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(d)          The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.04) payable or paid by such Administrative Agent or Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Each Lender that is a foreign person (i.e., a person who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code) agrees to deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), unless the Lender is not legally entitled to do so, whichever of the following is applicable: (i) duly executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly executed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in substantially the form of the applicable certificate that is included in Exhibit G, or any other form approved by the Borrower and the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) duly executed copies of  Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (iv) in the case of a Lender that is not the beneficial owner of payments made under this Agreement (including a partnership) (A) executed copies of IRS Form W-8IMY on behalf of itself and (B) the relevant forms prescribed in clauses (i), (ii), (iii), and (v) of this paragraph (e) that would be required of each beneficial owner (or partner) if the beneficial owner (or partner) were a Lender; provided, however, that if the Lender is a partnership and one or more of its direct or indirect partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, the Lender may provide the certificate required under paragraph (iii) above on behalf of such partners; and (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; provided that no form shall be required under this Section 8.04(e)(v) if, in the Lender’s reasonable judgment, the completion, execution or submission of such form would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  The Borrower and the Administrative Agent shall each be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          [Reserved]

(g)          If the Borrower is required to pay additional amounts to or for the account of any Lender (including the Administrative Agent in its capacity as a Lender) pursuant to this Section 8.04, then such Lender will (at the request of the borrower) use reasonable efforts to change the jurisdiction of one or more Applicable Lending Offices if such change, in the judgment of such Lender, would eliminate or reduce any such additional payment which may thereafter accrue and does not result in an unreimbursed cost and is not otherwise disadvantageous to such Lender.

(h)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.04 (including by the payment of additional amounts pursuant to this Section 8.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such refund) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8.04(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 8.04(h) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 8.04(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(i)           Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax.

(j)           If a payment made to a Lender under this Agreement or any Assignment and Assumption Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 8.04(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)          Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(b) relating to the maintenance of a Participant Register and (iii) any Taxes (other than Indemnified Taxes and Other Taxes) imposed on or with respect to such Lender or required to be withheld or deducted from a payment to such Lender, in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(l)           Each party’s obligation under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

ARTICLE 9
Miscellaneous

Section 9.01.  Termination of Participation of a Lender; New Lenders.  (a) Notwithstanding any provision of this Agreement to the contrary (including Section 9.05 and Section 9.06), (1) upon receipt of notice from any Lender for compensation or indemnification pursuant to Section 8.01(c) or Section 8.04 if such Lender has declined or is unable to designate a different lending office in accordance with Sections 8.01(c), 8.03(a), or 8.04(g), (2) upon receipt of notice that the obligations of a Lender to make or maintain Euro-Dollar Loans has been suspended or (3) if a Lender shall become a Defaulting Lender, the Borrower shall have the right to terminate the Commitment in full of such Lender (a “Retiring Lender”) (if still in existence) and to prepay all outstanding Loans of such Lender.  Such termination and/or prepayment pursuant to this Section 9.01(a) shall be effective on the tenth Domestic Business Day following the date of a notice thereof to the Retiring Lender through the Administrative Agent, subject to the satisfaction of the following conditions:

  (i)          in the event that on such effective date there shall be any Loan(s) of the Retiring Lender outstanding hereunder, the Borrower shall have prepaid on such date (x) the aggregate principal amount of such Loan(s) and (y) if and to the extent necessary, an additional aggregate principal amount of the Revolving Loans of the other Lenders such that, after giving effect to clause (iii) below, no Lender’s Outstanding Committed Amount shall exceed its Commitment and the Total Outstanding Amount shall not exceed the Total Commitments;

 (ii)          in addition to the payment of the principal of the Loans held by the Retiring Lender pursuant to clause (i) above, the Borrower shall have paid such Retiring Lender all accrued interest thereon, and facility fee and any other amounts then payable to it hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Section 2.14 by reason of the prepayment of Loans pursuant to clause (i) with respect to the period ending on such effective date; provided that the provisions of Section 8.01, Section 8.04 and Section 9.04 shall survive for the benefit of any Retiring Lender; and

(iii)          in the case of termination of a Commitment, the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such termination.

Upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above, such Lender shall cease to be a Lender hereunder.

(b)          In lieu of the termination of a Lender’s Commitment and/or prepayments of its Loans pursuant to Section 9.01(a), the Borrower may notify the Administrative Agent that the Borrower desires to replace such Retiring Lender with a new bank or banks (which may be one or more of the Lenders), which will purchase the Loans and assume the Commitment and Letter of Credit Liabilities of the Retiring Lender; provided that, in the case of any such assignment resulting from a claim for compensation or indemnification under Sections 8.01(a) or 8.04, such assignment will result in a reduction in such compensation or indemnification thereafter.  Upon the Borrower’s selection of a bank to replace a Retiring Lender, such bank’s agreement thereto and the fulfillment of the conditions to assignment and assumption set forth in Section 9.08(c) such bank shall become a Lender hereunder for all purposes in accordance with Section 9.08(c).

Section 9.02.  Notices.  (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile or other electronic transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address, facsimile number or electronic mail address set forth on the signature pages hereof, (ii) in the case of any Lender, at its address, facsimile number or electronic mail address set forth in its Administrative Questionnaire or (iii) in the case of any party, such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (x) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received or (y) if given by any other means, when delivered at the address specified in this Section.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Domestic Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.03.  No Waivers.  No failure or delay by either Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.04.  Expenses; Indemnification; Limitation of Liability.  (a) The Borrower shall pay (i) reasonable, documented out-of-pocket expenses, including the reasonable fees and expenses of one special counsel for the Administrative Agent in connection with the preparation of this Agreement and (ii) if an Event of Default occurs, all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including reasonable fees and expenses of one outside counsel for the Administrative Agent and the Lenders (in addition to one local counsel in each applicable local jurisdiction if reasonably necessary as determined by the Administrative Agent and, if the Administrative Agent or one or more Lenders shall determine in good faith that there is an actual or perceived conflict between its interests and the interests of the Lenders or other Lenders, as the case may be, one additional counsel for each such Lender), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b)          The Borrower agrees to indemnify the Administrative Agent, each Issuing Lender and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable, documented fees and disbursements of one outside counsel selected by the Administrative Agent for the Indemnitees (in addition to one local counsel in each applicable local jurisdiction if reasonably necessary as determined by the Administrative Agent and, to the extent one or more Indemnitees shall determine in good faith that there is an actual or perceived conflict between its interests and the interests of other Indemnitees, one additional counsel for each such Indemnitee), incurred by such Indemnitee in response to or in defense of any investigative, administrative or judicial proceeding brought or threatened against the Administrative Agent, any Issuing Lender or any Lender relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans; provided that no Indemnitee shall have the right to be indemnified hereunder (i) to the extent such indemnification relates to relationships between or among each of, or any of, the Administrative Agent, the Issuing Lenders, the Lenders or any Assignee or Participant and does not involve any act or omission by the Borrower or (ii) for such Indemnitee’s own gross negligence or willful misconduct or any bad faith breach by such Indemnitee of any of its material obligations hereunder as determined by a court of competent jurisdiction by final and nonappealable judgment.  This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d)          Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a),  (b) or (c) of this Section 9.04 to the Administrative Agent, each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related

Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Peerson’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)          Payments.  All amounts due under this Section 9.04 shall be payable promptly after written demand therefor.

Section 9.05.  Pro Rata Treatment.  Except as expressly provided in this Agreement, (a) each borrowing from, and change in the Commitments of, the Lenders shall be made pro rata according to their respective Commitments, and (b) each payment and prepayment on any Group of Loans shall be made to all applicable Lenders, pro rata in accordance with the unpaid principal amount of such Loans held by each of them.

Section 9.06.  Sharing of Set-offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments shall be shared by the Lenders pro rata; provided nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement.

Section 9.07.  Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of any Agent or any Issuing Lender are affected thereby, by it).  Notwithstanding the foregoing:

(a)          No such amendment or waiver shall, unless signed by all affected Lenders (other than any Defaulting Lender if and as provided in Section 2.17 or as otherwise set forth in this Section 9.07, including pursuant to a Loan Modification Offer),

    (i)          increase or extend any Commitment,

   (ii)          reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder,

  (iii)          postpone the date fixed for any payment of principal of or interest on any loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment;

  (iv)          amend Section 9.08(c) to impose any additional requirements for Lender assignments;

   (v)          subordinate the obligations of the Borrower hereunder in right of payment to any other Debt of the Borrower;

  (vi)          change Section 9.05 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender;

 (vii)          change the payment waterfall provisions of Section 2.17(b) or 6.03 without the written consent of each Lender; or

(viii)          amend this Section 9.07, or any defined term used herein, or any other provision specifying the number or percentage of Lenders required to amend or waive a particular provision of this Agreement, so as to change the percentage of the aggregate amount of Credit Exposures which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement.

(b)          This Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Credit Facility (as defined below) to permit the refinancing or replacement of all Commitments with a replacement facility under this Agreement (a “Replacement Revolving Credit Facility”); provided that (a) the aggregate amount of commitments under such Replacement Revolving Credit Facility shall not exceed the aggregate amount of the replaced Commitments and (b) the maturity date of such Replacement Revolving Credit Facility shall not be earlier than the Termination Date.  The Administrative Agent shall not unreasonably withhold its consent to a Replacement Revolving Credit Facility.  For the avoidance of doubt, a Replacement Revolving Credit Facility shall not require the consent of any Person other than the Administrative Agent, the Borrower and the Lenders providing such Replacement Revolving Credit Facility.

(c)          The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all Lenders to make one or more amendments or modifications to (A) allow the maturity of the Loans and/or Commitments of Accepting Lenders (as defined below) to be extended and/or (B) change the pricing and/or fees (or add additional fees) with respect to the Loans and Commitments of the Accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement containing the terms of the Permitted Amendments (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.

(d)          Notwithstanding anything to the contrary herein, if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature or any necessary or desirable technical change on any Lender, in each case, in any provision of any Loan Document, the Borrower and the Administrative Agent shall be permitted to effect amendments to this Agreement or any other Loan Document, as applicable, solely to address such matter and such amendment shall become effective without the consent of any other party to this Agreement so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Domestic Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 9.08.  Successors and Assigns; Participations; Novation.  (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except in accordance with

Section 5.04 and 5.07, the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the consent of all Lenders.

(b)          Any Lender may, without the consent of, or notice to, the Borrower, at any time sell to one or more Eligible Institutions (each a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, the Commitment of such Lender hereunder, the Letter of Credit Liabilities of such Lender and any other interest of such Lender hereunder.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Note or Notes, if any, for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.07(a) affecting such Participant without the consent of the Participant; provided further that such Participant shall be bound by any waiver, amendment or other decision that all Lenders shall be required to abide by pursuant to a vote by Required Lenders.  Subject to the provisions of Section 9.08(d), the Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled (through the applicable Lender) to the benefits of Article 8 with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Sections 8.04(e), (h), and (i) (it being understood that the documentation required under Sections 8.04(e), (h), and (i) shall be delivered to the participating lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.08(c); provided that such Participant shall be subject to Section 9.10 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations or, if different under Sections 871(h) or 881(c) of the Internal Revenue Code.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  An assignment or other transfer which is not permitted by subsection (c) or (f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)          (i) Any Lender may at any time sell to one or more Eligible Institutions (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes.  Each Assignee shall assume all such rights and obligations pursuant to an Assignment and Assumption Agreement.  In no event shall (A) the Credit Exposure of a transferor Lender or a transferee Lender (together with the Credit Exposure of any affiliate of such Lender), after giving effect to any sale pursuant to this subsection (c), be less than $5,000,000, except as may result upon the transfer by a Lender of its Credit Exposure in its entirety, or (B) any sale pursuant to this subsection (c) result in the transferee Lender (together with its affiliates) holding more than 35% of the aggregate Credit Exposures, except to the extent that the Borrower and the Administrative Agent’s consent to such sale.

(ii)          No interest may be sold by a Lender pursuant to this subsection (c) without the prior written consent of the Administrative Agent, the Issuing Lenders and, so long as no Event of Default shall exist at the time, the Borrower, which consents, in each case, shall not be unreasonably withheld, provided however that sales to an affiliate of such Lender, or to another Lender, will not require the consent of the Borrower.  For the purposes of this subsection (c)(ii), the withholding of consent by the Borrower shall not be deemed unreasonable if based solely upon the Borrower’s desire to (A) balance relative loan exposures to such Eligible Institution among all credit facilities of the Borrower or (B) avoid payment of any additional amounts payable to such Eligible Institution under Article 8 which would arise from such assignment.  The Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by notice to the Administrative Agent within ten Domestic Business Days after having received notice thereof.

(iii)          Upon (A)  execution of an Assignment and Assumption Agreement, (B) delivery by the transferor Lender of an executed copy thereof, together with notice that the payment referred to in clause (C) below shall have been made, to the Borrower and the Administrative Agent and (C) payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with a Credit Exposure as set forth in such Assignment and

Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a correspondent extent, and no further consent or action by the Borrower, the Lenders or the Administrative Agents shall be required to effectuate such transfer.  Each Assignee shall be bound by any waiver, amendment or other decision that all Lenders shall be required to abide by pursuant to a vote by Required Lenders.

(iv)          Upon the consummation of any transfer to an Assignee pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested by the transferor Lender or the Assignee, a new Note or Notes shall be delivered from the Borrower to the transferor Lender and/or such Assignee.  In connection with any such assignment, the Assignee or the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.

(d)          No Assignee, Participant or other transferee (including any successor Applicable Lending Office) of any Lender’s rights shall be entitled to receive any greater payment under Section 8.01 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.01 or Section 8.03 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(e)          Each Lender may, upon the written consent of the Borrower, which consent shall not be unreasonably withheld, disclose to any Participant or Assignee (each a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower that has been delivered to such Lender by the Borrower pursuant to this Agreement or that has been delivered to such Lender by the Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement, subject in all cases to agreement by such Transferee or prospective Transferee to comply with the provisions of Section 9.15.

(f)          Notwithstanding any provision of this Section 9.08 to the contrary, any Lender may assign or pledge any of its rights and interests in the Loans to a Federal Reserve Bank without the consent of the Borrower.

Section 9.09.  Visitation.   Subject to restrictions imposed by applicable security clearance regulations, the Borrower will upon reasonable prior notice and at times mutually agreed during normal business hours permit representatives of any Lender at such Lender’s expense to visit any of its major properties; provided that unless an Event of Default shall have occurred and be continuing, only one such visit shall be permitted in any fiscal year by all Lenders at all major properties.

Section 9.10.  Collateral.  Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.11.  [Reserved]

Section 9.12.  Governing Law; Submission to Jurisdiction.  This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York.  Each of the Borrower, the Administrative Agent and the Lenders hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.13.  Counterparts; Integration, Effectiveness, Electronic Execution.

(a)          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

(b)          Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature  shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement,  any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.14.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15.  Confidentiality.  Each Lender agrees, with respect to any information delivered or made available by the Borrower to it that is clearly indicated to be confidential information or private data, to use all reasonable efforts to protect such confidential information from unauthorized use or disclosure and to restrict disclosure to only those Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby.  Nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its affiliates, officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of and having agreed to the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which any Agent or Lender, the Borrower or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (viii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that such person agree to be bound by the terms provided in this paragraph, (ix) with the prior written consent of the Borrower and (x) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided for herein; provided however, that before any disclosure is permitted under (iii) or (vi) of this Section 9.15, each Lender shall, if not legally prohibited, notify and consult with the Borrower, promptly and in a timely manner, concerning the information it proposes to disclose, to enable the Borrower to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, and provided further that any disclosure under the foregoing proviso be limited to only that information discussed with the Borrower.  The use of the term “confidential” in this Section 9.15 is not intended to refer to data classified by the government of the United States under laws and regulations relating to the handling of data, but is intended to refer to information and other data regarded by the Borrower as private.

Section 9.16.  USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 9.17.  Acknowledgement and Consent to Bail-in of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable

  (i)          a reduction in full or in part or cancellation of any such liability;

 (ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.18.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.19.  No Fiduciary Duty.

(a)          The Borrower agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Credit Parties and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Issuing Lenders, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Borrower acknowledges and agrees that the Administrative Agent, each Issuing Lender, each Lender and their Affiliates may have economic interests that conflict with those of the Borrower and its Subsidiaries, their stockholders and/or their affiliates

(b)          The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)          In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.20. Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal

Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARTIN MARIETTA MATERIALS INC.

By:	/s/ James A.J. Nickolas
	Name:	James A.J. Nickolas
	Title:	Senior Vice President and Chief Financial Officer
	Address:	4123 Parklake Avenue Raleigh, NC 27612
	Facsimile:	919-510-4700
	Email:	tyler.birch@martinmarietta.com

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:	/s/ Sean Bodkin
	Name:	Sean Bodkin
	Title:	Vice President
	Address:	Attention: Bryan Cook, Primary Account Manager 500 Stanton Christiana Road NCC5, Floor 1 Newark, Delaware 19713
	Telephone:	302 455 3768
	Email:	bryan.a.cook@jpmchase.com

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.
as Issuing Lender and Lender

By:	/s/ Sean Bodkin
	Name:	Sean Bodkin
	Title:	Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Issuing Lender and Lender

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu	ming.k.chu@db.com
	Title:	Director	+1-212-250-5451

By:	/s/ Marko Lukin
	Name:	Marko Lukin	marko.lukin@db.com
	Title:	Vice President	+1-212-250-7283

[Signature Page to Credit Agreement]

PNC Bank National Association, as Issuing Lender and Lender

By:	/s/ Dawn Kondrat
	Name:	Dawn Kondrat
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

Truist Bank, as Issuing Lender and Lender

By:	/s/ Johnetta Bush
	Name:	Johnetta Bush
	Title;	Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender and Lender

By:	/s/ Andrew Payne
	Name:	Andrew Payne
	Title:	Managing Director

[Signature Page to Credit Agreement]

Comerica Bank, as Lender

By:	/s/ Alex Farrell
	Name:	Alex Farrell
	Title:	AVP

[Signature Page to Credit Agreement]

FIRST HORIZON BANK as Lender

By:	/s/ Robert C. Mason
	Name:	Robert C. Mason
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Oscar D. Cortez
	Name:	Oscar D. Cortez
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

The Northern Trust Company, as Lender

By:	/s/ Andrew D. Holtz
	Name:	Andrew D. Holtz
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

Regions Bank, as Lender

By:	/s/ Alfred J. Bacchi
	Name:	Alfred J. Bacchi
	Title:	Managing Director

[Signature Page to Credit Agreement]

SCHEDULE I – PRICING SCHEDULE

Each of “Facility Fee Rate”, “Base Rate Margin”, “Euro-Dollar Margin” and “Letter of Credit Fee Rate” means, for any day, the rate set forth below (in basis points per annum) in the row opposite such term and in the column corresponding to the Pricing Level that apply for such day:

Commitments and Loans:

Pricing Level	Level 1	Level 2	Level 3	Level 4	Level 5

Facility Fee Rate	7.0	9.0	10.0	12.5	17.5
Base Rate Margin	0.0	0.0	10.5	12.5	20.0
Euro-Dollar Margin	80.5	91.0	102.5	112.5	120.0
Letter of Credit Fee Rate	80.5	91.0	102.5	112.5	120.0

For purposes of this Schedule, the following terms have the following meanings, subject to the further provisions of this Schedule:

“Level 1 Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated A or higher by S&P or A2 or higher by Moody’s.

“Level 2 Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) Level 1 Pricing does not exist.

“Level 3 Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) neither Level 1 nor Level 2 Pricing exists.

“Level 4 Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) none of Level 1 Pricing, Level 2 Pricing and Level 3 Pricing exists.

“Level 5 Pricing” applies at any date if, at such date, no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Pricing Level” refers to the determination of which of Level 1, Level 2, Level 3, Level 4 or Level 5 applies at any date.

“Rating Agency” means each of S&P and Moody’s.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or any successor thereto).

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded.  For purposes hereof, (i) in the case of split ratings from Moody’s and S&P, the Pricing Level will be determined on the basis of the higher rating, provided that if the split is more than one notch, then the Pricing Level will be determined on the basis of a rating one notch below the higher rating, (ii) if neither Moody’s nor S&P shall have in effect a rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such Rating Agency shall be deemed to have established a rating at the highest Pricing Level, (iii) if only one of Moody’s and S&P shall have in effect a rating, pricing shall be determined by reference to the level in which such rating falls and (iv) if the ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in pricing shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of such change.  The ratings in effect for any day are those in effect at the close of business on such day, and the Euro-Dollar Margin and Facility Fee Rate may change from time to time during any Interest Period as a result of changes in the Pricing Level during such Interest Period. If the rating system of Moody’s or S&P shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith  to amend the pricing to reflect such changed rating system or the unavailability of ratings from such Rating Agency  and, pending the effectiveness of any such amendment, the pricing shall be determined by reference to the rating most recently in effect prior to such change or cessation.

SCHEDULE II – COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$100,000,000.00
Deutsche Bank AG New York Bank	$100,000,000.00
PNC Bank, National Association	$100,000,000.00
Truist Bank	$100,000,000.00
Wells Fargo Bank, National Association	$100,000,000.00
Comerica Bank	$60,000,000.00
First Horizon Bank	$60,000,000.00
MUFG Bank, Ltd.	$60,000,000.00
The Northern Trust Company	$60,000,000.00
Regions Bank	$60,000,000.00
Total	$800,000,000.00

SCHEDULE III – EXISTING LETTERS OF CREDIT

Beneficiary	Issuing Lender	Issue Date	Expiry Date	Amount	LC Number
Johnson County, Kansas	Wells Fargo Bank, National Association	11/29/2006	6/20/2024	$75,000.00	SM222996W
Johnson County, Kansas	Wells Fargo Bank, National Association	5/22/2006	6/20/2024	$2,512,000.00	SM220025W

Schedule 2.16

Issuing Lender	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	$10,000,000
Deutsche Bank AG New York Branch	$10,000,000
PNC Bank, National Association	$10,000,000
Truist Bank	$10,000,000
Wells Fargo Bank, National Association	$10,000,000
Total	$50,000,000

EXHIBIT A

NOTE

New York, New York
___________ __, 20__

For value received, Martin Marietta Materials, Inc., a North Carolina corporation (the “Borrower”), promises to pay to ______________________ (the “Lender”) or its registered assigns, for the account of its Applicable Lending Office, the unpaid principal amount of each Revolving Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of each such Revolving Loan on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A.

All Revolving Loans made by the Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Revolving Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of December 21, 2021 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time party thereto, the Issuing Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

This note shall be governed by, and construed in accordance with, the laws of the State of New York.

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

Amount	Date of Borrowing	Type of Revolving Loan	Amount of Revolving Loan	Principal Repaid	Notation Made By

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of _________, 20__ among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), MARTIN MARIETTA MATERIALS, INC. (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and [ISSUING LENDERS], as Issuing Lenders.

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of December 21, 2021 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time party thereto, the Issuing Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent;

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans and participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $___,000,000;

WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof;

WHEREAS, Letters of Credit with a total principal amount available for drawing thereunder of $__________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1.  Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by, and Letter of Credit Liabilities of, the Assignor outstanding at the date hereof.  Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

Section 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them.*  It is understood that facility and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

Section 4.  Consents.  This Agreement is conditioned upon the consent of the Issuing Lenders, the Administrative Agent and, so long as no Event of Default shall exist at such time, the Borrower, in each case pursuant to Section 9.08 of the Credit Agreement; provided, if an Assignee is (i) any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with such transferor Lender or (ii) another Lender, no such consent of the Borrower shall be required.  The execution of this Agreement by the Borrower, the Issuing Lenders and the Administrative Agent, as applicable, is evidence of this consent.  The Borrower shall be deemed to have consented to this agreement unless it shall object by notice to the Administrative Agent within ten Domestic Business Days after having received notice hereof.

* Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee.  It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

Section 5.  Non‑Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

Section 6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment:

[MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:]

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[ISSUING LENDERS]

By:
Name:
Title:

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A.
  as Administrative Agent

Attention:  _____________

Re:          Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 21, 2021 among Martin Marietta Materials, Inc., the Lenders from time to time party thereto, the Issuing Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (such agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement.

This Certificate is furnished to the Administrative Agent for the benefit of the Lenders pursuant to Section 5.01 of the Credit Agreement.

The undersigned, ______________________, hereby certifies to the Administrative Agent for the benefit of the Lenders as follows:

1          Authority.  I am the duly elected, qualified and acting _________ of the Borrower.

2.         This certificate is for the period ended _______ __, 20__ (the “Certification Date”).

3.       Financial Statements.  The accompanying consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries [for the period from the beginning of the fiscal year to the Certification Date] [for the fiscal year ended on the Certification Date] and the related consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such [fiscal period] [year], fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries, in accordance with GAAP, as of the end of such [period] [year] and for the [period] [year] involved[, subject, however, to year-end audit adjustments].

4.          No Default.  To my knowledge, no Default has occurred or is continuing as of the date of this certificate, except as set forth below:

F-1

[5.          Specified Acquisition.   A Specified Acquisition by [Borrower or a Subsidiary of Borrower] of [Target] was consummated on [date].  The condition set forth in clause (i) of the proviso to the first paragraph of Section 5.09 of the Credit Agreement has been satisfied.]

6.          Maximum Leverage Ratio Calculation.  The financial data and computations supporting the Borrower’s compliance on and as of the Certification Date with the financial covenant contained in Section 5.09 of the Credit Agreement are set forth below, and such financial data and computations are true, correct, and complete:

(A)	Consolidated Debt

(B)	Consolidated EBITDA

Leverage Ratio (A)/(B)

Maximum Allowable Leverage Ratio 3.50 to 1.00
(under certain circumstances set forth in Section 5.09 of the Credit Agreement, Maximum Allowable Leverage Ratio can be 4.00 to 1.00)

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date set forth below.

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

Dated:  ______________, 20__

F-2

EXHIBIT G

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of December 21, 2021 among MARTIN MARIETTA MATERIALS, INC. (the “Borrower”), the LENDERS from time to time party thereto, the ISSUING LENDERS from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  A Lender that is a foreign person (i.e., a person who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code) (“Non-U.S. Lender”) is providing this Certificate pursuant to subsection 8.04(e) of the Credit Agreement.  The Non-U.S. Lender hereby certifies that:

(1)          The undersigned, (a) if it is not treated as a partnership for U.S. federal income tax purposes, is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is supplying this certificate, and (b) if it is treated as a partnership for U.S. federal income tax purposes, it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is supplying this certificate and its partners/members are the sole beneficial owners of such Loan(s).  If the undersigned is a partnership for U.S. federal income tax purposes, references to “the Non-U.S. Lender” in the following paragraphs shall be deemed to apply instead to each of the undersigned’s partners/members, except for paragraph (3) in which case “the Non-U.S. Lender” shall refer to both the partnership and each of its partners/members;

(2)          With respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, the Non-U.S. Lender is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code;

(3)          The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

(4)          The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

G-1

The undersigned has furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8IMY, as applicable, or other applicable Internal Revenue Service Form.  By executing this Certificate, the undersigned agrees that (1) if the information provided on this Certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment, or promptly notify the Borrower and the Administrative agent in writing of its legal inability to do so.

[SIGNATURE PAGE FOLLOWS]

G-2

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the date written below.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Address:

Date:_____________________

G-3